LIBERTY STAR GOLD CORP

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118

http://www.libertystargold.com/

Exhibit 99.1

June 22, 2005	OTC BB: LBTS
NR 19

FOR IMMEDIATE DISSEMINATION

DRILLING COMMENCED JUNE 16 WITH THE DRILL RIG IN POSITION ON THE WHITE SOX AREA OF THE BIG CHUNK PROJECT – IP SURVEYS AND LINE SURVEY ON SCHEDULE

Tucson, Arizona – June 21, 2005 –Liberty Star Gold Corp (the “Company”), (symbol: LBTS.OB) is pleased to announce that the diamond core drill rig was slung, using a helicopter, from base camp at Iliamna into the White Sox area of the Big Chunk Project, June 15, on schedule. On June 16 the first hole was started, again on schedule. As of this writing the hole is about 280 feet deep in strongly quartz veined and silicified rock with occasional chalcopyrite (copper sulphide) blebs. Six scout diamond drill holes are planned in the White Sox area at this time. Depths of each hole will be judged on a shift-by-shift basis determined by rock type and character intercepted and how it compares to the geophysics and geochemistry over the drill hole. Sites have been chosen to test a combination of aeromagnetic anomalies, geochemical anomalies and IP (Induced Polarization) electrical geophysical anomalies or combinations thereof.

Line surveying and clearing as well as IP surveying is continuing apace at expected rates and is on schedule. Approximately 69 miles of line has been surveyed and cleared where needed giving an average rate of about 1.2 miles per day per crew. The IP crew has covered more then 12.5 miles at an average rate of 1 mile per day. Geochem sampling crews have collected, 52 stream sediments, 16 rock samples and 749 vegetation samples for a total of 817 samples of all types, since May 15.

The IP surveys are being conducted preferentially along lines where there are significant geochemical anomalies. In the White Sox area four such geochemical anomalies have been tested along one line approximately 8 miles long. These geochemical anomalies consist of high copper and moly anomalies with inverse lead and zinc anomalies, which is what is expected over porphyry copper mineral centers. The westerly two of these geochemical anomalies did not have associated IP anomalies and thus will not be tested by drilling at the present time. The two easterly anomalies each yielded a strong IP response. They are of sufficient size and far enough apart to possibly represent two separate large mineral centers. They will be tested with at least one scout diamond drill hole each. Additional IP lines will be run parallel to the initial line but at some distance to it to determine if these responsive zones extend to the north and south.

We are very pleased at the progress of the program’s start up.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The Company currently holds 981 mineral claims, spanning 237 square miles centered 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble Project on the North border, forming a large donut shape and adjoining their border to the Southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic- intrusive feature thought to be the source of mineralization in the area. With acquisitions in the new North Pipes project area of Northern Arizona, Liberty Star additionally now has

213 standard Federal lode mining claims covering 4,409 acres in 15 separate blocks. These claims are owned 100% by the Company and are not subject to royalty.

Forward Looking Statements: This press release contains “forward-looking statements”, including forward-looking statements as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this press release include statements regarding:

(a) the Company’s plans to drill six scout diamond drill holes in the White Sox area;

(b) the Company’s anticipation that line surveying and clearing will continue at the current pace and rates; and

(c) the Company’s anticipation that the two easterly anomalies identified in the White Sox area to date possibly represent two separate large mineral centers.

It is important to note that the Company’s actual outcomes may differ materially from those contained in the forward-looking statements contained in this press release. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those such beliefs, plans, expectations or intentions will prove to be accurate. Readers should refer to the risk disclosures outlined in the Company’s registration statement filed on May 18, 2005 and the Company’s other periodic reports filed from time-to-time with the Securities and Exchange Commission.